March 24, 2000


Institutional Equity Funds, Inc.
100 East Pratt Street
Baltimore, Maryland 21202


Dear Sirs:

    In connection with the proposed registration of shares of Capital Stock of your Company, to be designated the Institutional Small-Cap Stock and Institutional Large-Cap Value Funds, I have examined certified copies of your company's Articles of Incorporation dated April 23, 1996, as amended, and the By-Laws of your Company as presently in effect.

    I am of the opinion that:

    (i)
           your Company is a corporation duly organized and existing user the laws of Maryland; and

    (ii)
           each of such authorized shares of Capital Stock of your Company, to be designated the Institutional Small-Cap Stock and Institutional Large-Cap Value Funds, upon payment in full of the price fixed by the Board of Directors of your Company, will be legally and validly issued and will be fully paid and non-assessable.

    I hereby consent to the use of this opinion as an exhibit to the Company's Registration Statement on form N-1A to be filed with the Securities and Exchange Commission for the registration under the Securities Act of 1933 of shares of Capital Stock of your Company, to be designated the Institutional Small-Cap Stock and Institutional Large-Cap Value Funds.

Sincerely,
/s/Henry H. Hopkins
Henry H. Hopkins